Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-126967 on Form S-3 of our reports dated March 7, 2005, relating to the financial statements and financial statement schedule of Florida Power Corporation d/b/a Progress Energy Florida, Inc. (PEF) (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in 2003), appearing in the Annual Report on Form 10-K of PEF for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
December 22, 2005